                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

     This Agreement is effective as of June 1, 2006, between Fulton Financial Corporation, a Pennsylvania corporation ("FULTON"), and E. Philip Wenger, an adult individual (the "EXECUTIVE").

                                   BACKGROUND

     Executive is currently employed as the Senior Executive Vice President/Chairman and CEO of Fulton Bank. Fulton and Executive have previously entered into a Severance Agreement, dated October 17, 2000 and amended July 23, 2002 ("ORIGINAL AGREEMENT"), which provides for certain payments to Executive upon the occurrence of an employment termination in connection with a change in control of Fulton. Fulton now desires to enter into a comprehensive Employment Agreement with the Executive ("AGREEMENT"), replacing the Original Agreement and addressing more broadly the terms and conditions of Executive's employment, including but not limited to the consequences of an employment termination in connection with a change in control. The Executive desires to continue in the employment of Fulton, on the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. CAPACITY AND DUTIES.

     1.1 Employment: Continuation of Employment. Fulton hereby continues the employment of the Executive, and Executive hereby agrees to continue Executive's employment by Fulton, for the period and upon the terms and conditions hereinafter set forth.

     1.2 Capacity and Duties.

          (a) Executive shall serve hereunder initially as Senior Vice President/Chairman and CEO of Fulton Bank, and thereafter during the term of this Agreement in such other or additional positions as may be assigned by the Board of Directors of Fulton (the "BOARD") or by the Chief Executive Officer of Fulton acting on behalf of the Board. Executive shall perform such duties and shall have such authority consistent with Executive's position as may from time to time reasonably be specified by the Board or by the Chief Executive Officer of Fulton acting on behalf of the Board. Executive shall report directly to Chief Executive Officer of Fulton and shall perform Executive's duties for Fulton principally at Fulton's headquarters in Lancaster, Pennsylvania, or at such other locations determined by the Board or by the Chief Executive Officer of Fulton acting on behalf of the Board, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive's duties hereunder. The terms and conditions of this Agreement have been reviewed and approved by the Board's Executive Compensation Committee, and such Committee shall review the Agreement on a three year cycle, or more frequently, to assess its continuing appropriateness in light of Fulton's then-current needs.

          (b) Executive shall devote Executive's full working time, energy, skill and best efforts to the performance of Executive's duties hereunder, in a manner that will faithfully and diligently further the business and interests of Fulton, and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than Fulton without the prior written consent of the Board or the Chief Executive Officer of Fulton acting on behalf of the Board, which consent may be granted or withheld in Fulton's sole discretion.

SECTION 2. TERM OF EMPLOYMENT.

     2.1 Term. The term of the Executive's employment under this Agreement (the EMPLOYMENT PERIOD") shall commence on the effective date of the Agreement first entered above (the "EFFECTIVE DATE") and shall continue until the earliest of
(a) the voluntary termination of Executive's employment by the Executive other than for Good Reason (as defined in Section 4.2), (b) the termination of the Executive's employment by the Executive for Good Reason, (c) the termination of the Executive's employment by Fulton for any reason other than Cause (as defined in Section 4.3), (d) the termination of the Executive's employment by Fulton for Cause, (e) termination of the Executive's employment with Fulton due to the Disability (as defined in Section 4.4), (f) the termination of Executive's employment with Fulton due to his retirement upon attaining age 65, or (g) the death of the Executive.

SECTION 3. COMPENSATION.

     3.1 Basic Compensation. As compensation for Executive's services hereunder, Fulton shall pay to Executive a salary at an initial annual rate equal to $320,943, payable in periodic installments in accordance with Fulton's regular payroll practices in effect from time to time. Executive's annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as Executive's "BASE SALARY." For years subsequent to the initial year of this Agreement, Executive's Base Salary shall be set by Fulton at an amount no less than the initial annual rate set herein. For each year in the Employment Period, Executive shall be a participant in any bonus or incentive compensation program for executives, including in particular any annual cash bonus plan and equity-based long term incentive plan, that Fulton may implement and administer from time to time during the Employment Period, and the amount and form of such bonus and incentive compensation shall be determined annually by Fulton consistent with its Board's executive compensation practices. References herein to the amount of the Executive's Base Salary or annual cash bonus or cash incentive compensation shall be to the gross amount of such compensation element, exclusive of any elective compensation deferral agreements entered into by the Executive from time to time.

     3.2 Employee Benefits. In addition to the compensation provided for in
Section 3.1, Executive shall participate during the Employment Period in those of Fulton's broad-based employee retirement plans, welfare benefit plans, and other benefit programs for which Executive is eligible under the terms of the plan or program, on the same terms and conditions that are applicable to employees generally. Further, Executive shall be eligible during the

Employment Period to participate in any Fulton executive-only retirement plan, deferred compensation plan, welfare benefit plan, or other benefit programs, as and to the extent any such benefit programs, plans or arrangements are or may from time to time be in effect during the Employment Period.

     3.3 Vacation and Leave. Executive shall be entitled to annual paid vacation, leave of absence and leave for illness or temporary disability in conformity with Fulton's regular policies and practices, and any leave on account of illness or temporary disability shall not constitute a breach by the Executive of Executive's agreements hereunder.

     3.4 Other Executive Benefits. Executive shall also receive such other general executives perquisites as approved from time to time by the Chief Executive Officer of Fulton such as company paid club memberships and employer-provided automobiles.

     3.5 Expense Reimbursement. During the term of Executive's employment, Fulton shall reimburse Executive for all reasonable expenses incurred by Executive in connection with the performance of Executive's duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as Fulton may reasonably require.

SECTION 4. TERMINATION OF EMPLOYMENT.

     4.1 Voluntary Termination or Age 65 Retirement. In the event Executive's employment is voluntarily terminated by the Executive other than for Good Reason (as defined in Section 4.2) or terminates due to Executive's retirement upon attaining age 65, Fulton shall be obligated to pay Executive's Base Salary through the effective date of Executive's termination, together with applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. Upon making the payments described in this Section 4.1, Fulton shall have no further compensation obligation to Executive hereunder.

     4.2 Termination for Good Reason; Termination Without Cause.

          (a) In the event:

               (i) Executive's employment is terminated during the term hereof by Executive for "Good Reason" (as defined herein); or

               (ii) Executive's employment is terminated during the term hereof by Fulton for any reason other than "Cause" (as defined herein);

then Fulton shall continue to pay Executive all of the consideration provided for in the following sentence for twelve (12) months following such termination. For purposes of the foregoing, the consideration payable under this Section 4.2 shall include the Base Salary (as in effect immediately prior to the termination) and may include an additional cash bonus amount determined in the sole and absolute discretion of Fulton, which discretion shall be exercised by the Executive Compensation Committee of the Board (or its successor) and approved by the Board (all exclusive of any election to defer receipt of compensation the Executive may have made). During such twelve (12) month period, the Executive shall also continue to be eligible to participate in the employee benefit plans referred to in Section 3.2 to the extent Executive remains eligible under the applicable employee benefit plans and to the extent Executive's eligibility is not contrary to, or does not negate, the tax favored status of the plans or of the benefits payable under the plan. If Executive is unable to continue to participate in any employee benefit plan or program provided for under this Agreement, Executive shall be compensated in respect of such inability to participate through payment by Fulton to Executive, on an annual basis in advance, of an amount equal to the annual cost that would have been incurred by Fulton if the Executive were able to participate in such plan or program plus an amount which, when added to the Fulton annual cost, would be sufficient after Federal, state and local income and payroll taxes (based on the tax returns filed by the Executive most recently prior to the date of termination) to enable the Executive to net an amount equal to the Fulton annual cost.

          (b) As used herein, the Executive shall have "GOOD REASON" if:

               (i) There has occurred a material breach of Fulton's material obligations under this Agreement, and Fulton has not remedied such breach after notice and a reasonable opportunity to cure;

               (ii) Fulton, without Executive's prior written consent, changes or attempts to change in any significant respect the authority, duties, compensation, benefits or other terms or conditions of Executive's employment in a manner that is adverse to the Executive; or

               (iii) Fulton requires Executive to be based at a location outside a thirty-five (35) mile radius of the location where Executive previously was based, except for reasonably required travel on Fulton's business.

     4.3 Termination for Cause. Executive's employment hereunder shall terminate immediately upon notice of termination for "Cause" (as defined herein), in which event Fulton shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles. As used herein, "CAUSE" shall mean the following:

          (a) Executive shall have committed an act of dishonesty constituting a felony and resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of Fulton;

          (b) Executive's use of alcohol or other drugs which interferes with the performance by the Executive of Executive's duties;

          (c) Executive shall have deliberately and intentionally refused or otherwise failed (for reasons other than incapacity due to accident or physical or mental illness) to perform Executive's duties to Fulton, with such refusal or failure continuing for a period of at least 30 consecutive days following the receipt by Executive of written notice from Fulton setting forth in detail the facts upon which Fulton relies in concluding that Executive has deliberately and intentionally refused or failed to perform such duties; or

          (d) Executive's conduct that brings public discredit on or injures the reputation of Fulton, in Fulton's reasonable opinion.

     4.4 Benefits Following Death or Disability.

          (a) Following Executive's total disability ("DISABILITY", as defined below) or death during the term of this Agreement, the employment of the Executive will terminate automatically, in which event the Bank shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles or as otherwise specifically provided herein. For purposes hereof, Disability shall mean shall mean that the Executive, by reason of a medically determinable physical or medical impairment that can be expected to result in death or expected to last for a continuous period of at least twelve months, (i) is unable to engage in any substantial gainful activity or (ii) has received income replacement benefits for a period of at least three months under an accident or health plan of Fulton.

          (b)

               (i) In the event of a termination of this Agreement as a result of the Executive's death, the Executive's dependents, beneficiaries and estate, as the case may be, will receive such survivor's income and other benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements described in Section 3.2 which provide benefits upon the death of the Executive.

               (ii) In the event of a termination of this Agreement as a result of the Executive's Disability, (A) Fulton shall pay the Executive an amount equal to at least six months' Base Salary at the rate and as required by Section 3.1 and in effect immediately prior to the date of Disability, (B) thereafter for as long as Executive continues to be disabled Fulton shall continue to pay an amount equal to at least 60% of Base Salary in effect immediately prior to the date of Disability until the earlier of Executive's death or December 31 of the calendar year in which Executive attains age 65; and (C), to the extent not duplicative of the foregoing, Executive shall receive those benefits customarily provided by Fulton to disabled former employees, which benefits shall include, but shall not be limited to, life, medical, health, accident insurance and a survivor's income benefit.

               (iii) For the purposes of (i) and (ii) above, the Executive or Executive's dependents shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Executive was paying when Executive's employment terminated. The total cost of the Executive's continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees.

     4.5 Death or Disability Following Termination of Employment. Executive's disability or death following Executive's termination pursuant to Section 4.2 shall not affect Executive's right, or if applicable, the right of Executive's beneficiaries, to receive the payments for the balance of the period described in Section 4.2, nor will it affect the right of Executive or Executive's beneficiaries to receive the balance of payments due under Sections 6 and 7 herein.

     4.6 Beneficiary Designation. Executive may, at any time, by written notice to Fulton, name one or more beneficiaries of any benefits which may become payable by Fulton pursuant to this Agreement. If Executive fails to designate a beneficiary any benefits to be paid pursuant to this Agreement shall be paid to Executive's estate.

SECTION 5. RESTRICTIVE COVENANTS.

     5.1 Confidentiality. Executive acknowledges a duty of confidentiality owed to Fulton and shall not, at any time during or after Executive's employment by Fulton, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board or senior management of Fulton, any trade secret, private or confidential information or knowledge of Fulton or any of their affiliates obtained or acquired by Executive while so employed. All computer software, business cards, customer lists, price lists, contract forms, catalogs, books, records, files and know-how acquired while an employee of Fulton are acknowledged to be the property of Fulton (or the applicable affiliate) and shall not be duplicated, removed from Fulton's possession or made use of other than in pursuit of Fulton's business and, upon termination of employment for any reason, Executive shall deliver to Fulton, without further demand, all copies thereof which are then in Executive's possession or under Executive's control.

     5.2 Non-Competition and Nonsolicitation. Executive shall not, during the Employment Period and for a period of one (1) year thereafter, directly or indirectly:

          (a) be or become an officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity considering engaging in commercial banking, or so engaged, anywhere within the geographic market of Fulton;

          (b) seek, in competition with the business of Fulton, to procure orders from or do business with any customer of Fulton;

          (c) solicit or contact any person who is an employee of the Fulton with a view to the engagement or employment of such person by a third party;

          (d) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of Fulton) any person or entity who has been contracted with or engaged to provide goods or services to Fulton; or

          (e) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of Fulton to take any action which might be disadvantageous to Fulton;

provided, however, (i) that nothing herein shall prohibit the Executive and Executive's affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged and (ii) in the event the Executive's employment is terminated by the Executive for Good Reason or by Fulton other than for Cause, the covenants in this Section 5.2 shall not apply.

     For the purpose of Sections 5.1 and 5.2, Fulton shall be deemed to refer to Fulton and all of its present or future affiliates.

     5.3 Injunctive and Other Relief.

          (a) Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of Executive's covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which Fulton may have, Fulton shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Fulton from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.

          (b) In the event Executive breaches Executive's obligations under
     Section 5.2, the period specified therein shall be tolled during the period of any such breach and any litigation seeking remedies for such breach and shall resume upon the conclusion or termination of any such breach and any such litigation. The remedies set forth in this Section are cumulative and in addition to any and all other remedies available to Fulton at law or in equity.

SECTION 6. PAYMENTS FOR TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL.

     6.1 Definitions.

          (a) For purposes of this Agreement, a Change in Control of Fulton shall mean a change in control of the kind that would be required to be reported in response to Item 1 of Securities and Exchange Commission Form 8-K promulgated under the Securities Exchange Act of 1934 and as in effect on the date hereof. Without limitation of the foregoing, a "Change in Control," as used in this Agreement, shall be deemed to have occurred when:

               (i) Any person or group of persons acting in concert, shall have acquired, directly or indirectly, beneficial ownership of 20 percent or more of the outstanding shares of the voting stock of Fulton; or

               (ii) The composition of the Board of Fulton shall have changed such that during any period of two consecutive years during the term of this Agreement, the persons who at the beginning of such period were members of the Board cease for any reason to constitute a majority of the Board, unless the nomination or election of each director who was not a director at the beginning of such period was approved in advance by directors representing not less than two-thirds of the directors then in office who were directors at the beginning of the period; or

               (iii) Fulton shall be merged or consolidated with or its assets purchased by another corporation and as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing corporation is owned, immediately after the transaction, by the holders of the voting stock of the Company outstanding immediately before the transaction.

          (b) For purposes of Section 6.1(a)(i) above, a person shall be deemed to be the beneficial owner of any shares which the person or any of the person's affiliates or associates (i) owns, directly or indirectly, (ii) has the right to acquire, or (iii) has the right to vote or direct the voting thereof pursuant to any agreement, arrangement or understanding.

          (c) A "Change in Control Period" shall mean the period commencing 90 days before a Change in Control and ending two (2) years after such Change in Control.

     6.2 Amount of Payments. Except as provided in Section 6.2(d) and in lieu of amounts payable under Section 4, Fulton will pay the Executive the amounts specified in the circumstances below.

          (a) If, during the Change in Control Period, the Executive is terminated by Fulton in the circumstances described Section 4.2(a)(ii), or the Executive resigns for Good Reason as described in Section 4.2(a)(i), Fulton will pay, or cause to be paid, to the Executive:

               (i) an amount equal to two (2) times the sum of (A) the Base Salary immediately before the Change in Control and (B) the highest annual cash bonus or other incentive compensation awarded to the Executive over the past three years in which cash bonus or other incentive compensation was awarded (all exclusive of any election to defer receipt of compensation the Executive may have made); and

               (ii) an amount equal to that portion, if any, of Fulton's contribution to the Executive's 401(k), profit sharing, deferred compensation or other similar individual account plan which is not vested as of the date of termination of Executive's employment (the "DATE OF TERMINATION") (the "UNVESTED COMPANY CONTRIBUTION"), plus an amount which, when added to the Unvested Company Contribution, would be sufficient after Federal, state and local income taxes (based on the tax returns filed by the Executive most recently prior to the Date of Termination) to enable the Executive to net an amount equal to the Unvested Company Contribution; and

               (iii) Fulton shall pay the Executive up to $10,000 for executive outplacement services utilized by the Executive upon the receipt by Fulton of written receipts or other appropriate documentation; and

               (iv) Except for the payment provided in (iii) above, such payments shall be made in one lump sum within 15 business days after the Executive's termination or resignation.

          (b) Except as provided in Section 6(d), if the Executive is terminated as described in Section 6.2(a), the Executive shall continue to receive all employee benefits available to Executive pursuant to Section 3.2 of this Agreement that Executive was receiving immediately before such termination, as provided in Section 4.2(a), and also the benefits available to Executive immediately before such termination pursuant to Section 3.4. The Executive shall continue to receive all such benefits for a period of two (2) years after the date of a termination described in Section 6.2(a). The Executive shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Executive was paying when Executive's employment terminated. The total cost of the Executive's continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees. In addition, Fulton shall pay to the Executive in a single lump sum as soon as practicable after Executive's termination described in
     Section 6.2(a) an aggregate amount equal to two (2) additional years of Fulton retirement plan contributions under each tax qualified or nonqualified defined contribution type of retirement plan in which the Executive was a participant immediately prior to Executive's termination or resignation and equal to the actuarial present value of two (2) additional years of benefit accruals under each tax qualified or nonqualified defined benefit type of retirement plan in which the Executive was a participant immediately prior to Executive's termination or resignation, calculated in each case as if the Executive had continued as a plan participant for the number of additional years indicated above, Executive's annual compensation for plan purposes in the most recently completed plan year of each plan continued unchanged through these additional years, and the retirement plans continued to operate unchanged through the additional years. The actuarial equivalence factors and assumptions generally in use under any defined benefit plan shall be applied in determining lump sum present values of any defined benefit plan additional accruals payable hereunder.

          (c) Upon the occurrence of a Change of Control, the vesting and exercise rights of all stock options, shares of restricted stock, and other equity-based compensation units held by the Executive pursuant to any stock option plan, stock option agreement, restricted stock agreement, or other long term incentive plan shall be governed by the terms of such plan or agreement, but in the event the plan or agreement is silent on the subject of change in control, all such options, shares, and units shall immediately become vested and exercisable as to all or any part of the shares and rights covered thereby.

          (d) The Executive is to receive no payments under Section 6.2(a) and no benefits under 6.2(b) if the Executive is terminated by Fulton during a Change in Control Period upon the death or Disability of the Executive or for Cause. In an instance of death or Disability of the Executive, however, the Executive and Executive's dependents, beneficiaries and estate shall receive any benefits payable to them under Section 4.4.

          (e) References in this Section 6.2 and in Section 7 to "Fulton" shall include the successors of Fulton and the Bank, as applicable.

SECTION 7. MISCELLANEOUS.

     7.1 Invalidity. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide Fulton with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

     7.2 Assignment: Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by Fulton only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Fulton in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators, including the restrictive covenants of this Agreement.

     7.3 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U. S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

          (a) If to Fulton:

               Fulton Financial Corporation
               One Penn Square
               Lancaster, PA 17604
               Attention: General Counsel

          (b) If to Executive:

               E. Philip Wenger
               6 Whitetail Way
               Pequea, PA 17565

     7.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. The Original

Agreement, if any, shall be terminated, with no further rights or obligations thereunder due to or from either party, as of the effective date hereof. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and agreed and executed by Fulton and the Executive. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence and such failure or delay to exercise any right shall be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

     7.5 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

     7.6 Headings; Counterparts. The headings of sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

     7.7 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

     7.8 Certain Additional Payments.

          (a) Gross-Up Payment Amount. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Fulton (or its successor) to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise (a "PAYMENT") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "CODE") (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the "EXCISE TAX"), then the Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after the payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

          (b) Determinations. Subject to the provisions of Section 7.8(c), all determinations required to be made under this Section 7.8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national standing reasonably selected by Fulton (the "ACCOUNTING FIRM"), which shall provide detailed supporting calculations to both Fulton and the Executive within 15 business days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by Fulton. Any Gross-Up

     Payment, as determined pursuant to this Section 7.8, shall be paid by Fulton to the Executive within five days of the receipt of the Accounting Firm's determination. All fees and expenses of the Accounting Firm shall be borne solely by Fulton. Any determination by the Accounting Firm shall be binding upon Fulton and the Executive. As a result of the possible uncertainty in application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by Fulton that should have been made ("UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that Fulton exhausts its remedies pursuant to
     Section 7.8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Fulton to or for the benefit of the Executive.

          (c) IRS Claims. The Executive shall notify Fulton in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Fulton of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise Fulton of the nature of such claim and the date on which such claim is to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to Fulton (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Fulton notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) give Fulton any information reasonably requested by Fulton relating to such claim,

               (ii) take such action in connection with contesting such claim as Fulton shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Fulton and reasonable acceptable to the Executive,

               (iii) cooperate with Fulton in good faith in order effectively to contest such claim, and

               (iv) permit Fulton to participate in any proceedings relating to such claim; provided, however, that Fulton shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section, Fulton shall control all proceedings taken in connection with such contest and, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Fulton shall determine; provided, however, that if Fulton directs the Executive to pay such claim and sue for a refund, Fulton shall, to the extent permitted by applicable law, advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Fulton's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled in Executive's sole discretion to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     7.9 Refunds. If, after receipt by the Executive of an amount advanced by Fulton pursuant to Section 7.8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Fulton's complying with the requirements of such Section) promptly pay to Fulton the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Executive of an amount advanced by Fulton pursuant to Section 7.8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Fulton does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     7.10 Attorneys' Fees and Related Expenses. All attorneys' fees and related expenses incurred by Executive in connection with or relating to enforcement by Executive of Executive's rights under this Agreement shall be paid in full by the Bank, provided Executive prevails in connection with enforcing Executive's rights under this Agreement.

     7.11 Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Sections 4 or 6 hereto by seeking employment or otherwise and the Bank shall not be entitled to setoff against the amount of any payments made pursuant to Sections 4 or 6 hereto with respect to any compensation earned by Executive arising from other employment.

     7.12 Indemnification. Except to the extent inconsistent with Fulton's certificate of incorporation or bylaws, Fulton will indemnify the Executive and hold Executive harmless to the fullest extent permitted by law with respect to Executive's service as an officer and employee of Fulton and its subsidiaries, which indemnification shall be provided following termination of employment for so long as the Executive may have liability with respect to Executive's service as an officer or employee of Fulton and its subsidiaries. The Executive will be covered by a directors' and officers' insurance policy with respect to Executive's acts as an officer to the same extent as all other Bank officers under such policies.

     7.13 409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall Fulton be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Internal Revenue Code section 409A ("CODE SECTION 409A") earlier than the earliest permissible date under Code section 409A that such amount could be paid without additional taxes or interest being imposed under Code section 409A. The Companies and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Code section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Code section 409A.

     7.14 Funding of Grantor Trust Upon Change in Control. Fulton shall establish and maintain with an unaffiliated trustee an irrevocable grantor trust (the "TRUST"), the assets of which shall at all times be subject to the claims of Fulton's creditors in the event of Fulton's insolvency. Upon the occurrence of a Change in Control, Fulton shall deposit with the trustee of the Trust, to be credited to an account established under the Trust in the name of and for the benefit of the Executive, assets sufficient in value to satisfy fully the obligations of Fulton to the Executive under this Agreement that would arise in the event that subsequent to the Change in Control, and during the period the Executive continues to be covered by the severance benefit protections of this Agreement, the Executive is terminated by Fulton without Cause or the Executive terminates his own employment for Good Reason. The contingent obligations to be funded under the Trust shall include in particular those specified in Section 6 and Section 7.8 hereof. In the event the Executive's entitlement to benefits under the Agreement expires or the amounts funded are in excess of the amount needed to fully satisfy the claims under the Agreement of the Executive, any excess amounts in the Executive's account under the Trust shall revert to Fulton.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FULTON FINANCIAL CORPORATION


By: /s/ R. Scott Smith, Jr.             /s/ E. Philip Wenger
    ---------------------------------   ----------------------------------------
Name: R. Scott Smith Jr.                EXECUTIVE
Title: Chairman, President and
       Chief Executive Officer